As filed with the Securities and Exchange Commission on July 10, 2024

Registration No. 333-269285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to Form F-3 Registration Statement No. 333-269285

UNDER

THE SECURITIES ACT OF 1933

Olink Holding AB (publ)

(Exact name of registrant as specified in its charter)

Sweden	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Salagatan 16A

SE-753 30

Uppsala, Sweden

Tel: +46 (0) 18 – 444 39 70

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Olink Proteomics Inc.

130 Turner St. Building 2, Suite 230

Waltham, MA 02453, USA

Tel: (617) 393-3933

Attn: General Counsel

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark Mandel, Esq.	Piotr Korzynski, Esq.
Baker & McKenzie LLP	Baker & McKenzie LLP
452 Fifth Avenue	300 East Randolph Street, Suite 5000
New York, New York 10018	Chicago, IL 60601
(212) 626-4100	(312) 861-8000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form F-3, File No. 333-269285 (as amended, the “Registration Statement”), is being filed by Olink Holding AB (publ), a public limited liability company organized under the laws of Sweden (“Olink” or the “Registrant”), to deregister any and all common shares, quota value SEK 2.431906612623020 per share (the “Common Shares”) and all of the outstanding American Depositary Shares, each representing one Common Share (the “ADSs”), registered by the Registrant that remain unsold pursuant to this Registration Statement.

On October 17, 2023, the Registrant entered into a Purchase Agreement (the “Purchase Agreement”) with Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”). Pursuant to the Purchase Agreement, Orion Acquisition AB, a private limited liability company organized under the laws of Sweden (“Buyer”) and a direct wholly owned subsidiary of Thermo Fisher, commenced a cash tender offer (the “Offer”) on October 31, 2023 to purchase all of the outstanding common shares, quota value SEK 2.431906612623020 per share (the “Common Shares”) and all of the outstanding American Depositary Shares, each representing one Common Share (the “ADSs” and, together with the Common Shares, the “Offer Securities”), in exchange for $26.00 per Common Share, representing $26.00 per ADS, in cash, without interest (such amount per Common Share and ADS paid pursuant to the Offer in accordance with the Purchase Agreement, the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Purchase Agreement.

The Offer expired at 5:00 p.m., New York City time, on July 9, 2024 (such time, the “Expiration Time”). On July 10, 2024 (the “Effective Date”), Thermo Fisher confirmed that the Minimum Tender Condition (as defined in the Purchase Agreement) was met, that Buyer would purchase all of the Offer Securities that were tendered in the Offer and that, upon settlement of the Offer, Buyer would directly or indirectly acquire or control at least one Common Share more than 90% of the then outstanding Common Shares (excluding Common Shares held by Olink or any of its subsidiaries).

In accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Buyer has commenced a subsequent offering period (the “Subsequent Offering Period”). The Subsequent Offering Period will expire at 5:00 p.m., New York time, on July 16, 2024.

Pursuant to the Purchase Agreement, Buyer will submit a request to the Olink board of directors to commence a process pursuant to Swedish law for the compulsory redemption of any outstanding Offer Securities held by shareholders who did not tender their securities in the Offer to obtain 100% ownership of the Registrant by Buyer (the “Compulsory Redemption”) in accordance with Rule 13(e)-3(g)(1) under the Exchange Act and the applicable laws of Sweden.

As a result of the Offer and in connection with the Compulsory Redemption, the Registrant has terminated any and all offerings of outstanding securities pursuant to existing registration statements, including this Registration Statement. In accordance with the undertakings made by the Registrant in this Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Shares and ADSs that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, any and all Common Shares or ADSs registered under this Registration Statement that remain unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Uppsala, Sweden on July 10, 2024.

OLINK HOLDING AB (PUBL)

By:	/s/ Jon Heimer
Jon Heimer
Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on July 10, 2024.

By:	/s/ Linda Ramirez-Eaves	Authorized Representative in the United States Olink Proteomics Inc.
Name:	Linda Ramirez-Eaves
Title:	General Counsel

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendment No. 1 to the Registration Statement.